UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Equinix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EQUINIX, INC.

SUPPLEMENT DATED MAY 12, 2023 TO PROXY STATEMENT DATED APRIL 12, 2023

RELATING TO 2023 ANNUAL MEETING OF STOCKHOLDERS

This supplement (the “Supplement”) to the proxy statement should be read together with the proxy statement (the “Proxy Statement”) of Equinix, Inc. (“Equinix” or the “Company”), filed with the Securities and Exchange Commission on April 12, 2023 in connection with the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at http://www.virtualshareholdermeeting.com/EQIX2023 on Thursday, May 25, 2023 at 10:00 a.m. (Pacific time).

Withdrawal of Nominee for Election to the Board of Directors

On May 8, 2023, Mr. Ron Guerrier resigned from the Board of Directors (the “Board”) of the Company, effective immediately following the Annual Meeting. As a result, Mr. Guerrier is no longer a nominee for election to the Board at the Annual Meeting.

The remaining nominees to the Board named in the Proxy Statement will continue to stand for election at the Annual Meeting.

Mr. Guerrier’s resignation is not the result of any disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

In connection with Mr. Guerrier’s resignation, the Board appointed Christopher Paisley as a member of the Nominating and Governance Committee, effective immediately following the Annual Meeting, to fill the vacancy created by the resignation of Mr. Guerrier. The Board also reduced its size from 12 members to 10 members, effective immediately following the Annual Meeting.

Voting Matters

If you have already voted, you do not need to take any action unless you wish to change your vote. Notwithstanding the Board’s decision to withdraw Mr. Guerrier as a nominee for election to the Board, the Notice of Internet Availability, the Proxy Card and Voting Instruction Form distributed with the Proxy Statement remain valid; however, any votes that are submitted with instructions to vote for Mr. Guerrier will be disregarded and will not be counted. If you have already submitted your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already submitted by stockholders will remain valid and will be voted at the Annual Meeting, unless revoked. If you have not yet submitted your proxy or submitted your voting instructions, please disregard Mr. Guerrier’s name as a nominee for election as a director. None of the other items to be acted upon at the Annual Meeting, which are described in the Proxy Statement, are affected by this Supplement, and shares represented by proxy cards returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the form.

Please refer to the Proxy Statement for instructions on how to submit your vote, or how you may change your vote if you have already voted.

Important Information

The Company has filed the definitive Proxy Statement with the Securities and Exchange Commission and has furnished to its stockholders the Proxy Statement in connection with the solicitation of proxies for the Annual Meeting. The Company advises its stockholders to read the Proxy Statement relating to the Annual Meeting, as amended and supplemented by this Supplement and any other supplements, because it contains important information.

Except as specifically amended or supplemented by the information contained in this Supplement or any other supplement filed by the Company, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares. Where information in the Proxy Statement is described as current as of a certain date, it remains current only as of such date, except as specifically amended or supplemented by the information set forth in this Supplement or any other supplement filed by the Company.